Exhibit 6

Execution Copy

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 21, 2012, by and among SHANGPHARMA PARENT LIMITED, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), SHANGPHARMA CORPORATION, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) and certain shareholders of the Company, listed on Schedule A (each, a “Voting Shareholder” and collectively, the “Voting Shareholders”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (defined below).

WITNESSETH:

WHEREAS, concurrently herewith, ShangPharma Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Holdings”), Parent, ShangPharma Merger Sub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”);

WHEREAS, as of the date hereof, each Voting Shareholder is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such ordinary shares, par value $0.001 per share, of the Company (the “Shares”) as set forth opposite such Voting Shareholder’s name on Schedule A (with respect to each Voting Shareholder, the “Voting Shares”);

WHEREAS, certain Voting Shareholders intend and are obligated to contribute some or all of their Voting Shares to Holdings in exchange for newly issued ordinary shares of Holdings prior to the consummation of the Merger pursuant to a contribution agreement entered into in connection with the Merger Agreement dated on the date hereof (the “Contribution Agreement”); and

WHEREAS, in order to induce Holdings, Parent, Merger Sub and the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger and the Voting Shareholders have agreed to enter into this Agreement, pursuant to which the Voting Shareholders are agreeing, among other things, to vote all of their Shares in accordance with the terms of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1. Voting of the Company Shares.

(a) Each Voting Shareholder hereby agrees that, during the period commencing on the date hereof and continuing until termination of this Agreement in accordance with its terms, at any meeting of the Company’s shareholders, however called, and at any postponement or adjournment thereof, or in any other circumstances where any vote, consent or other approval is taken in respect of the Merger Agreement, each Voting Shareholder shall (i) in the case of a meeting, appear at such meeting or otherwise cause the Voting Shares to be counted as present for purposes of calculating a quorum and ensure any vote at such meeting be a poll vote, (ii) vote or otherwise cause to be voted all of its Voting Shares (y) in favor of the approval of the Merger Agreement and the transactions contemplated therein and any related action reasonably required in furtherance thereof, and (z) against any other Acquisition Proposal, and (iii) not enter into at any time prior to the termination of this Agreement in accordance with its terms, any voting trust agreement or any other Contract (other than the Contribution Agreement) with respect to any Voting Shares.

(b) Each Voting Shareholder hereby appoints Parent and any other designee of Parent, each of them individually, such Voting Shareholder’s irrevocable (the period commencing on the date hereof and continuing until termination of this Agreement in accordance with its terms) proxy and attorney-in-fact (with full power of substitution) to vote the Voting Shares as indicated in Section 1(a). Each Voting Shareholder intends this proxy to be irrevocable (until the termination date) and coupled with an interest and will take such further actions or execute such other instruments as may be necessary to effectuate the intent of this proxy, and hereby revokes any proxy previously granted by such Voting Shareholder with respect to the Voting Shares.

(c) Notwithstanding anything to the contrary herein, this Section 1 shall not limit or restrict any affiliate or designee of any Voting Shareholder who serves as a member of the board of directors of the Company from acting in his or her capacity as a director of the Company and exercising his or her fiduciary duties and responsibilities.

Section 2. Representations and Warranties of the Voting Shareholders. Each Voting Shareholder, severally and not jointly, hereby represents and warrants to the Company and Parent as follows:

(a) Ownership of Company Shares. Such Voting Shareholder is the beneficial and record owner of, and has good and valid title to, the Voting Shares, free and clear of Liens other than as created by this Agreement. Such Voting Shareholder has sole voting power, sole power of disposition, sole power to demand dissenter’s rights (if applicable) and sole power to agree to all of the matters set forth in this Agreement (including sole power to issue instructions with respect to the matters set forth in Section 1 hereof), in each case with respect to all of the Voting Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable United States federal securities Laws, Laws of the Cayman Islands and the terms of this Agreement. As of the date hereof, other than the Voting Shares, such Voting Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities). The Voting Shares are not subject to any voting trust agreement or other Contract to which such Voting Shareholder is a party restricting or otherwise relating to the voting or transfer of the Voting Shares, other than this Agreement, which would affect in any way the ability of such Voting Shareholder to perform its obligations as set out in this Agreement. Such Voting Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any Voting Shares, except as contemplated by this Agreement.

(b) Organization, Standing and Authority. Each such Voting Shareholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, with no limitations, qualifications or restrictions on such power, subject to applicable securities laws and the terms of this Agreement. This Agreement has been duly and validly executed and delivered by such Voting Shareholder and, assuming due authorization, execution and delivery by Parent and the Company, constitutes a legal, valid and binding obligation of such Voting Shareholder, enforceable against such Voting Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(c) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of such Voting Shareholder for the execution, delivery and performance of this Agreement by such Voting Shareholder or the consummation by such Voting Shareholder of the transactions contemplated hereby; and (ii) neither the execution, delivery or performance of this Agreement by such Voting Shareholder nor the consummation by such Voting Shareholder of the transactions contemplated hereby, nor compliance by such Voting Shareholder with any of the provisions hereof shall (A) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on such Voting Shareholder or its properties or assets, (B) conflict with or violate any provision of the organizational documents of any such Voting Shareholder, (C) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of such Voting Shareholder pursuant to any Contract to which such Voting Shareholder is a party or by which such Voting Shareholder or any property or asset of such Voting Shareholder is bound or affected, or (D) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Voting Shareholder or any of such Voting Shareholder’s properties or assets.

(d) No Litigation. There is no action, suit, investigation, complaint or other proceeding pending against any such Voting Shareholder or, to the knowledge of such Voting Shareholder, any other Person or, to the knowledge of such Voting Shareholder, threatened against any Voting Shareholder or any other Person that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by such Voting Shareholder of its obligations under this Agreement.

(e) Reliance. Such Voting Shareholder understands and acknowledges that Parent and the Company are entering into the Merger Agreement in reliance upon such Voting Shareholder’s execution and delivery of this Agreement and the representations and warranties of such Voting Shareholder contained herein.

Section 3. Representations and Warranties of the Company and Parent.

(a) The Company hereby represents and warrants to Parent and each Voting Shareholder that:

(i) Organization, Standing and Authority. The Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Company and, assuming due authorization, execution and delivery by Parent and the Voting Shareholders (subject to the proviso in Section 6(n)), constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(ii) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of the Company for the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby; and (ii) neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof shall (A) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on the Company or its properties or assets, (B) conflict with or violate any provision of the organizational documents of the Company, (C) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of the Company pursuant to, any Contract to which the Company is a party or by which any property or asset of the Company is bound or affected, or (D) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of Company’s properties or assets.

(b) Parent hereby represents and warrants to the Company and each Voting Shareholder that:

(i) Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and, assuming due authorization, execution and delivery by the Company and the Voting Shareholders (subject to the proviso in Section 6(n)), constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(ii) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act and Laws of the Cayman Islands, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of Parent for the execution, delivery and performance of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby; and (ii) neither the execution, delivery or performance of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (A) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on Parent or its properties or assets, (B) conflict with or violate any provision of the organizational documents of Parent, (C) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent pursuant to, any Contract to which Parent is a party or by which any property or asset of Parent is bound or affected, or (D) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of Parent’s properties or assets.

Section 4. Additional Securities. Each Voting Shareholder covenants and agrees, severally and not jointly, that such Voting Shareholder shall promptly (and in any event within 48 hours) notify Parent of any new Shares with respect to which beneficial ownership is acquired by such Voting Shareholder, including, without limitation, by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company, if any, after the date hereof. Any such Shares shall automatically become subject to the terms of this Agreement as Voting Shares, and Schedule A shall be deemed amended accordingly.

Section 5. Disclosure. Unless required by Law, each Voting Shareholder shall not, and shall cause its Affiliates and Representatives not to, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Parent and the Company. Each Voting Shareholder (a) consents to and authorizes the publication and disclosure by Parent or the Company of such Voting Shareholder’s identity and ownership of the Voting Shares and the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent or the Company reasonably determines in its good faith judgment is required to be disclosed by Law in any press release, any other disclosure document in connection with the Merger Agreement and any filings with or notices to any Governmental Entity in connection with the Merger Agreement (or the transactions contemplated thereby) and (b) agrees promptly to give to Parent and the Company any information they may reasonably request concerning such Voting Shareholder for the preparation of any such documents.

Section 6. Termination. This Agreement, and the obligations of the Voting Shareholders hereunder, shall terminate immediately upon the earliest to occur of (a) the Effective Time and (b) the valid termination of the Merger Agreement in accordance with Article VIII thereof; provided, that the provisions set forth in Section 5 and this Section 6 shall survive the termination of this Agreement; provided, further, that any liability incurred by any party hereto as a result of a breach of a term or condition of this Agreement prior to such termination shall survive the termination of this Agreement.

Section 7. Miscellaneous.

(a) Entire Agreement. This Agreement (together with the Merger Agreement and the Consortium Agreement to the extent referred to in this Agreement) constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

(b) Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

(c) Amendment; Modification and Waiver. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each party hereto and otherwise as expressly set forth herein. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

(d) No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company or the Parent any direct or indirect ownership or incident of ownership of or with respect to any Voting Shares. All rights, ownership and economic benefits of and relating to the Voting Shares shall remain vested in and belong to each Voting Shareholder and its respective affiliates, if any.

(e) Interpretation. When a reference is made in this Agreement to sections or subsections, such reference shall be to a section or subsection of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including any schedules and exhibits hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. References to “party” or “parties” in this Agreement means each Voting Shareholder, the Company and Parent. References to “US dollar,” “dollars,” “US$ “ or “$ “ in this Agreement are to the lawful currency of the United States of America. For purposes of this Agreement, “beneficially owns”, “beneficial owner” or “beneficial ownership” with respect to any securities means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act).

(f) Notices. All notices and other communications hereunder shall be in writing (in English) and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below or, with respect to the Voting Shareholders, on Schedule A, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	If to Company:

ShangPharma Corporation

No. 5 Building, 998 Halei Road

Zhangjiang Hi-Tech Park, Pudong New Area

Shanghai, 201203

The People’s Republic of China

Facsimile: [—]

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

Yin Tai Centre, Office Tower, 37th Floor

No. 2 Jianguomenwai Ave.

Chao Yang District

Beijing 100022

Attention:      David J. Roberts

Facsimile:      +86 10 6563 4201

and with further copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom

42/F, Edinburgh Tower, The Landmark

15 Queen’s Road Central

Hong Kong

Facsimile: +852 3910 4850

Attention: Z. Julie Gao

(ii)	If to Parent:

c/o Mr. Michael Hui

289 Taiyuan Road, Building 2, Apt. 1503

Shanghai 200031

China

Facsimile: +8621 64736926

301 Commerce Street, Suite 3300

Fort Worth, TX 76102

USA

Attention: Legal Department

Facsimile: +1 817 871-4088

with a copy (which shall not constitute notice) to:

Ropes & Gray

41st Floor, One Exchange Square

8 Connaught Place

Central, Hong Kong

Attention:   Scott A. Jalowayski

  Paul W. Boltz, Jr.

Facsimile:    +852 3664 6588

(iii) If to a Voting Shareholder, in accordance with the contact information set forth next to such Voting Shareholder’s name on Schedule A.

(g) Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(h) Enforcement. Notwithstanding any other provision of this Agreement, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate, and (ii) any requirement under any Law that a party seeking equitable relief hereunder post security as a prerequisite to obtaining such equitable relief.

(i) No Survival. None of the representations, warranties, covenants and agreements made in this Agreement shall survive the termination of the Agreement in accordance with its terms, except for the agreements in Section 6 and this Section 7.

(j) No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as specifically set forth in this Agreement.

(k) Governing Law; Jurisdiction; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or other conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its affiliates against any other party or its affiliates shall be brought and determined in the courts of the State of New York sitting in the County of New York or the federal courts of the United States of America sitting in the Southern District of New York. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence or maintain any action, suit or proceeding relating thereto except in the courts described above, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(l) Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(m) Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

(n) Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties; provided, however, that if any of the Voting Shareholders fails for any reason to execute, or perform their obligations under, this Agreement, this Agreement shall remain effective as to all parties executing this Agreement.

(o) No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[Signatures page follows]

IN WITNESS WHEREOF, Company, Parent and the Voting Shareholders have caused to be executed or executed this Agreement as of the date first written above.

SHANGPHARMA CORPORATION

By:	/s/ Yuk Lam Lo
Name:
Title:

[SIGNATURE PAGE TO VOTING AGREEMENT]

SHANGPHARMA PARENT LIMITED

By:	/s/ Michael Xin Hui
Name:	Michael Xin Hui
Title:	Director

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Director

[SIGNATURE PAGE TO VOTING AGREEMENT]

VOTING SHAREHOLDER:

JOINT BENEFIT GROUP LIMITED

By:	/s/ Wenjuan Xiao
Name:
Title:

[SIGNATURE PAGE TO VOTING AGREEMENT]

VOTING SHAREHOLDER:

CHEMEXPLORER INVESTMENT HOLDINGS LIMITED

By:	/s/ Michael Xin Hui
Name:	Michael Xin Hui
Title:	Director

[SIGNATURE PAGE TO VOTING AGREEMENT]

VOTING SHAREHOLDER:

CHEMPARTNER INVESTMENT HOLDINGS LIMITED

By:	/s/ Michael Xin Hui
Name:	Michael Xin Hui
Title:	Director

[SIGNATURE PAGE TO VOTING AGREEMENT]

VOTING SHAREHOLDER:

HAN MING TECH INVESTMENT LIMITED

By:	/s/ Zhongji Zhi
Name:	Zhongji Zhi
Title:	Director

[SIGNATURE PAGE TO VOTING AGREEMENT]

VOTING SHAREHOLDER:

TPG STAR CHARISMA LIMITED

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President

[SIGNATURE PAGE TO VOTING AGREEMENT]

VOTING SHAREHOLDER:

TPG BIOTECH II CHARISMA LIMITED

By:	/s/ Ronald Cami
Name:	Ronald Cami
Title:	Vice President

[SIGNATURE PAGE TO VOTING AGREEMENT]

Schedule A

Voting Shareholder Name	Address Facsimile	Voting Shares

Joint Benefit Group Limited	c/o Mr. Michael Hui 289 Taiyuan Road, Building 2, Apt. 1503 Shanghai 200031 China Facsimile: +8621 64736926	570,870	*

ChemExplorer Investment Holdings Limited	c/o Mr. Michael Hui 289 Taiyuan Road, Building 2, Apt. 1503 Shanghai 200031 China Facsimile: +8621 64736926	77,993,837	**

ChemPartner Investment Holdings Limited	c/o Mr. Michael Hui 289 Taiyuan Road, Building 2, Apt. 1503 Shanghai 200031 China Facsimile: +8621 64736926	104,002,993

Han Ming Tech Investment Limited	c/o Mr. Zhi Zhongji Han Ming Tech No 758 Beijing West Road Apt 1602, Building 16 Shanghai China	2,542,506

TPG Biotech II Charisma Limited	57th Floor, Two International Finance Centre, 8 Finance Street, Central, Hong Kong	24,836,549

TPG Star Charisma Limited	57th Floor, Two International Finance Centre, 8 Finance Street, Central, Hong Kong	12,397,465

*	Represented by ADSs
**	To be further reduced on a one-for-one basis by the number of Shares transferred from ChemExplorer Investment Holdings Limited to Han Ming Tech Investment Limited after the date of this Agreement, such number of Shares not to exceed 1,260,000 Shares.

[SCHEDULE A TO VOTING AGREEMENT]